Exhibit 2.5

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made this 28th day of January, 2022, among Worker’s Health Rx Inc., a Delaware corporation authorized to do business in New York, with a place of business at 1 Dupont Circle, Suite 112, Plainview, NY 11803 (hereinafter referred to as the “Corporation”); Marc Wiener, residing at 6 Applegreen Drive, Old Westbury, NY 11568 (hereinafter referred to as the “Seller”) and Optimus Healthcare Services Inc., a Florida corporation with a place of business at 1400 Old Country Road, Westbury, NY 11590 (hereinafter referred to as the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Corporation is the owner of a pharmacy (hereinafter referred to as the “Pharmacy”) having its principal place of business at 1 Dupont Circle, Suite 112, Plainview, NY 11803; and

WHEREAS, the authorized share capital of the Corporation is One Thousand Five Hundred (1,500) shares of common stock without par value, One Hundred (100) shares of which are issued and outstanding and held in the name of the Seller (hereinafter referred to as the “Shares”) and represented by Certificate No. 1; and

WHEREAS, the Seller is desirous of selling the Shares to the Purchaser and the Purchaser is desirous of purchasing the Shares from the Seller.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Acquisition of the Shares; Purchase Price; Reorganization. On the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller the Shares, free and clear of any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (“Encumbrances”) for the sum of 250,000 shares (the “Purchaser Shares”) of the Purchaser’s common stock, no par value per share (the “Equity Purchase Price”) and $350,000 related to the operation of the Pharmacy (the “Cash Purchase Price”, and together with the Equity Purchase Price, the “Purchase Price”). The Cash Purchase Price shall be paid by no later than June 30, 2022. Until the Cash Purchase Price has been paid, the unpaid Cash Purchase Price balance shall accrue interest at the rate of LIBOR plus 1%. The shares of Common Stock of Purchaser in connection with the Equity Purchase Price shall be delivered to Seller by no later than March 31, 2022. The parties hereto intend that, for U.S. federal and applicable state and local income tax purposes, the transaction contemplated by this Agreement shall qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement constitutes a plan of reorganization within the meaning of Section 368 of the Code.

2.  Representations and Warranties by Seller. As an inducement to Purchaser to enter into this Agreement, the Seller makes the following representations and warranties to the Purchaser, all of which shall be true and accurate as of the date hereof:

a)  Authority and Enforceability. The Seller has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

b) Title to Shares. Seller has the full legal title, right, power and authority to enter into and perform this Agreement and to sell and convey the Shares to the Purchaser, free and clear of all Encumbrances. The Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Shares (other than this Agreement). Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract restricting or otherwise relating to the voting, dividend rights or other disposition of the Shares.

c) No Conflicting Instruments. The execution, delivery and performance of this Agreement by the Seller will not constitute (i) a breach or a violation of any law, rule, regulation, judgment, order or other decree by which Seller is or may be bound, or (ii) a breach or a violation of any trust indenture, mortgage, security agreement, loan agreement or other documents, instrument or agreement to which Seller is or may be bound, or which, with or without the giving of notice or passage of time, may result in the creation of any lien, claim or encumbrance thereunder or subject Purchaser to any penalty or cancellation thereof.

d) Investment Representations.

i. The Purchaser Shares that the Seller will acquire pursuant hereto will be acquired for investment only and not with a view of any distribution thereof that would violate the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws.

ii. The Seller understands that the Purchaser Shares have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from registration becomes or is available. The Seller will not distribute any of the Purchaser Shares in violation of the Securities Act or any applicable state securities laws.

iii. The Seller understands that there is no established market for the Purchaser Shares, and it is not anticipated that there will be any public market for the Purchaser Shares in the foreseeable future and, accordingly, that it may not be possible for the Seller to liquidate its investment readily and it may be necessary to hold the investment for an indefinite period.

iv. (i) The Seller is financially able to hold the Purchaser Shares for long-term investment, (ii) the Seller recognizes that there are substantial risks involved in the acquisition of the Purchaser Shares, including risk of loss of the entire amount of such investment, and (iii) the Seller can bear the economic risk of the acquisition of the Purchaser Shares and the loss of the entire amount of the investment.

v. The Seller confirms that he (i) is familiar with Purchaser (ii) has been given the opportunity to ask questions of the officers and directors of the Purchaser and to obtain (and has received to the Seller’s satisfaction) such information about the business and financial condition of the Purchaser as the Seller has reasonably requested and (iii) has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of acquiring the Purchaser Shares.

vi. In formulating a decision to acquire the Purchaser Shares, the Seller (i) has relied solely upon an independent investigation of the Purchaser and upon consultations with the Seller’s legal and financial advisors with respect to this Agreement and the nature of this investment and (ii) has not relied on any oral or written representations or warranties of the Purchaser.

vii. The Seller is an accredited investor within the meaning of Regulation D under the Securities Act.

viii. The Seller is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (each event so described, a “Disqualification Event”).

3. Representations and Warranties by the Corporation. As an inducement to Purchaser to enter into this Agreement, the Seller and the Corporation jointly and severally represent and warrant to Purchaser that, except as set forth in the disclosure schedules delivered by the Corporation to Purchaser (the “Disclosure Schedule”) which have been provided to Buyer prior to the date hereof, the below shall be true and accurate as of the date hereof.

a) Organization, Standing and Corporate Power. The Corporation is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Section 3(a) of the Disclosure Schedule sets forth each jurisdiction in which the Corporation is licensed or qualified to do business, and the Corporation is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

b) Subsidiaries. The Corporation does not own directly or indirectly, any equity or other ownership interest in any Corporation, corporation, partnership, joint venture or otherwise.

c) Capital Structure. The authorized share capital of the Corporation is One Thousand Five Hundred (1,500) shares without par value, One Hundred (100) shares of which are issued and outstanding, fully paid and non-assessable, representing the Shares being owned by the Seller and purchased by the Purchaser. The Seller will not issue, sell, assign or otherwise transfer any stock of the Corporation prior to closing. There are no outstanding options, warrants, calls, rights of exchange, plans or other agreements of any character providing for the purchase from, or issuance or sale by or to the Corporation, of any of the Corporation’s common stock. There are no voting trusts, shareholders or other agreements or understandings with respect to the voting of the capital stock of the Corporation. All of the Shares are owned beneficially and of record by the Seller, free and clear of all Encumbrances. The Shares represent 100% of the outstanding ownership interests in the Corporation. All of the Shares have been duly authorized, are validly issued, fully paid, and non-assessable and have been offered, issued and transferred pursuant to binding agreements (whether oral or written) without violation of any preemptive right or other right to purchase and were issued and/or transferred in compliance with all applicable laws, the certificate of incorporation and bylaws of the Corporation (the “Governing Documents”) and any contract, commitment or agreement to which the Corporation is a party or otherwise bound. There are no outstanding or authorized equity appreciation, contingent value, phantom equity, profit participation, or similar rights with respect to the Corporation. Upon consummation of the transactions contemplated by this Agreement, Purchaser will be the sole owner, beneficially and of record, of 100% of the issued and outstanding equity interests of the Corporation, free and clear of any Encumbrances. The Corporation has delivered to Purchaser copies of the Governing Documents of the Corporation. The minute books of the Corporation, which have been delivered to Purchaser, accurately reflect in all material respects all actions taken at all meetings and consents in lieu of meetings of stockholders, and all actions taken at all meetings and consents in lieu of meetings of its board of directors and all committees, and no material meetings of any such stockholders, board of directors, or committees have been held for which minutes have not been prepared and are not contained in such minute books.

d) Corporate Authority; Noncontravention. The Corporation has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Corporation and the Seller. This Agreement has been duly executed and when delivered by the Corporation shall constitute a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Corporation under, (i) the Governing Documents, (ii) any, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Corporation or the Seller, their properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Corporation or the Seller, their properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Encumbrances that individually or in the aggregate could not have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or the reported or reasonably anticipated future results or prospects of the Corporation (“Material Adverse Effect”) with respect to the Corporation or could not prevent, hinder or materially delay the ability of the Corporation to consummate the transactions contemplated by this Agreement.

e) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign, is required by or with respect to the Corporation in connection with the execution and delivery of this Agreement by the Corporation or the consummation by the Corporation of the transactions contemplated hereby.

f) Litigation. There is no suit, action or proceeding or investigation pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Corporation or prevent, hinder or materially delay the ability of the Corporation to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order outstanding against the Corporation having, or which, insofar as reasonably could be foreseen by the Corporation, in the future could have, any such effect. Neither the Corporation, any Subsidiary nor to the Corporation’s Knowledge, any director or officer of the Corporation thereof, is or has been the subject of any order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Corporation there is not pending or contemplated, any investigation by the Securities and Exchange Commission or any governmental agency involving the Corporation or any current or former director or officer of the Corporation.

g) Taxes. The Corporation has filed with the appropriate taxing authorities any Tax Returns required to be filed by it (taking into account all applicable extensions). No claim has ever been made in writing or otherwise addressed to the Corporation by a taxing authority in a jurisdiction where the Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Since December 31, 2020, the Corporation has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. No material claim for unpaid Taxes has been made or become an Encumbrance against the property of the Corporation or is being asserted against the Corporation, no audit of any Tax Return of the Corporation is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Corporation and is currently in effect. The Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

h) Material Agreements; No Defaults. Schedule 3(h) lists all contracts and other agreements (“Material Agreements”) to which the Corporation is a party. The Corporation has made available to Buyer either an original or a correct and complete copy of each written Material Agreement. With respect to each Material Agreement to which the Corporation is a party thereto: (i) the agreement is the legal, valid, binding, enforceable obligation and is in full force and effect in all material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) is not in material breach or default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; and (iii) no material provision of any Material Agreement has been repudiated.

i) Compliance with Law. All business and operations of the Corporation have been and are being conducted in material compliance with all applicable laws, rules and regulations of all federal, state, local and other governmental authorities.

j)  Labor Matters. Section 3(j) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Corporation as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3(j) of the Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of any Group Corporation for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Corporation with respect to any compensation, commissions or bonuses. The Corporation is and has been in compliance in all material respects with all applicable laws pertaining to employment and employment practices, including all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. The Corporation is not a party to any pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto) for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant.

k) Permits. The Corporation (i) holds, and is in compliance in all material respects with the terms of, all permits, certificates, licenses, approvals, governmental notifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar authorizations (and applications therefor) (“Permits”) from any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction that are necessary to enable the Corporation to conduct its business, all of which are listed on Section 3(k) of the Disclosure Schedule, (ii) has not received any notice of the institution of any action, complaint, claim, lawsuit, legal proceeding, whistleblower complaint, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), audit, probe or inquiry to revoke any such Permits or alleging that the Corporation fails to hold such Permits, and (iii) has not received any notice that any loss or expiration of any Permit is pending, other than expiration in accordance with the terms thereof, and, to the Corporation’s knowledge, there is no threatened or reasonably foreseeable loss or expiration of any Permit, other than expiration in accordance with the terms thereof. The Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

l) Leased Property. Section 3(l) of the Disclosure Schedule lists (i) the street address of each parcel of real property leased or subleased by the Corporation, together with all buildings, structures and facilities located thereon (“Leased Real Property”); (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Corporation has delivered or made available to the Purchaser true, complete and correct copies of any leases, subleases, or other occupancy agreements, and any amendments, guaranties or addendums thereto, including all notices exercising renewal, expansion or termination rights thereunder affecting the Leased Real Property. The Corporation is not is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Corporation’s business do not violate in any material respect any law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by any other person or entity. There are no legal proceedings pending nor, to the Corporation’s knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. The Corporation has made available to Purchaser all title reports, surveys, title policies, environmental audits or reports, maintenance reports, permits and appraisals with respect to the Leased Real Property to the extent any of the foregoing are in the possession of the Corporation or the agents under its control. The Leased Real Property constitutes all of the real property utilized by the Corporation. The Leased Real Property is sufficient for the conduct of the Corporation’s business. All buildings, structures and appurtenances comprising part of the Leased Real Property that are currently being used by the Corporation are structurally sound and in satisfactory condition and have been reasonably maintained, normal wear and tear excepted.

m) Personal Property. The Corporation has good and marketable title to, or a valid and binding leasehold or license interest in, all of the tangible personal property and assets used by such Corporation (the “Personal Property”), free and clear of all Encumbrances. All Personal Property owned or used by the Corporation is set forth on Schedule 3(m) of the Disclosure Schedules. The properties and assets of the Corporation, including the Personal Property, are collectively sufficient for the continued conduct of the Corporation’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Corporation’s business in such manner. The Personal Property is structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of the Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

n) Intellectual Property.  The Corporation has the rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described as necessary or required for use in connection with the Pharmacy (collectively, the “Intellectual Property Rights”). All Intellectual Property Rights of the Corporation are set forth on Schedule 3(n) hereto. The Corporation has not received a notice (written or otherwise) that any of the Intellectual Property Rights have expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. The Corporation has not received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any person or entity. To the knowledge of the Corporation, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Corporation has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

o) Liabilities. The Corporation has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities indebtedness or obligations disclosed to the Purchaser in writing and set forth on Schedule 3(o) of the Disclosure Schedules.

p) Bank Accounts and Safe Deposit Boxes. The Corporation has such bank accounts at such banks and with such account numbers as set forth on Schedule 3(p).

q) Bankruptcy; Insolvency. There has been no petition in bankruptcy or other insolvency proceeding filed by or against the Corporation or the Seller, nor has the Corporation or the Seller made any assignment for the benefit of creditors. Neither the Corporation nor the Seller are insolvent and shall not be rendered insolvent by the transfer contemplated by this Agreement, and the Corporation is able to meet its business obligations as they come due.

r) Full Disclosure. All of the representations and warranties made by the Corporation in this Agreement, including the Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by the Corporation at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Corporation pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to the Purchaser or its representatives by or on behalf of any of the Corporation or its Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.   Representations and Warranties by Purchaser. As an inducement to Seller to enter into this Agreement, Purchaser makes the following representations and warranties:

a) The Purchaser has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and when delivered by the Purchaser shall constitute a valid and binding obligation of the Purchaser, enforceable against the Corporation in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrances upon any of the properties or assets of the Corporation under, (i) the charter and bylaws of the Purchaser, (ii) any, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Purchaser, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Purchaser, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Encumbrances that individually or in the aggregate could not have a Material Adverse Effect.

b) There are no proceedings or actions pending, or any decree, judgment or decision entered against Purchaser which would prevent Purchaser from fulfilling its obligations hereunder.

c) The Purchaser has never had any license or provider number suspended, canceled, revoked, disapproved, denied enrollment or otherwise involuntarily terminated by the Board of Pharmacy, the DEA, the Medicaid Program or the Medicare Program of the state of New York or any other State.

d) The Purchaser knows of no reason why it would not be approved for a Board of Pharmacy registration, DEA registration, Medicaid provider number or Medicare supplier number or would be revoked suspended or terminated by any of the above agencies upon a transfer of the Shares and, to the best of their knowledge, they are a proper party to receive or maintain the pharmacy registration, DEA registration, Medicaid provider number and Medicare supplier number.

e) There are no proceedings or actions pending or decree, judgment or decision entered against Purchaser that would prevent Purchaser from fulfilling its obligations hereunder.

f) The Purchaser has inspected and is familiar with the inventory and equipment owned by the Corporation and that there were no representations, oral or written, made by Seller with respect to the quantity or quality thereof, except as may be herein recited.

g) The Purchaser has inspected the Premises and all of the collateral therein and takes the same “as is” except as otherwise set forth herein.

h) Purchaser, within the time periods mandated by the applicable laws or regulations, shall prepare or cause the preparation of any notifications required by any regulatory or government agency having jurisdiction over the pharmacy that the Shares have been sold and shall obtain any required approvals of same.

4. Conditions Precedent. The Closing of the transactions contemplated by this Agreement shall be contingent upon the following:

a) No preliminary or permanent injunction or other order, decree or ruling issued by a court or other governmental authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated hereby illegal or (ii) otherwise prohibiting the consummation of the Closing.

b) All representations and warranties of Seller, the Corporation and Purchaser shall be true and correct on and as of the date of Closing.

c) There shall be no liens, pledges, charges, claims, actions, suits, proceedings, security interests or encumbrances of any sort against the Corporation or any shares of the Corporation.

d) All parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

e) The consent of the Landlord to the transfer of the shares contemplated hereunder together with the release by the Landlord of any personal guaranty signed by the Seller.

5. Seller’s and the Corporation’s Closing Deliveries. Upon the Closing hereunder, Seller and the Corporation shall make, execute and deliver to Purchaser the following documents:

a) The share certificates sold herein duly executed by Seller along with stock power transferring the Shares to the Purchaser, in form and substance reasonably satisfactory to the Purchaser;

b) Seller’s appointment of Cliff Saffron as CFO, Treasurer and Secretary of the Company and the appoiuntment of Phil Scala as a director of the Corporation;

c) A resolution of the shareholder and director of the Corporation consenting to the sale of the Shares.

d) The Corporation book or other organizational documents of the Corporation which shall be updated to the date of closing.

e) Any consent required from any landlord of any Leased Real Property which may be required to consummate the transactions contemplated hereby;

f) A certificate of the Secretary or an Assistant Secretary (or other officer) of the Corporation, dated the Closing Date, certifying (i) that attached thereto is a true and complete copy of the certificate of incorporation and the bylaws of the Corporation, (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Corporation authorizing the execution, delivery and performance of this Agreement and transactions contemplated by this Agreement, (iii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with this proposed transaction, and (iv) the names and signatures of the officers of the Corporation authorized to sign this Agreement;

g) Evidence reasonably acceptable to Purchaser upon Closing, any accrued compensation or other indebtedness owed by the Corporation to Marc Weiner has been extinguished in full without any residual liability with respect thereto to the Purchaser; and

h) All other documents or other instruments as may be reasonably requested by the Purchaser to evidence or effectuate the transaction contemplated herein.

6. Purchasers’ Closing Deliveries: Upon the Closing hereunder, Purchaser shall make, execute and deliver to Seller and the Corporation, the following documents:

a) the Purchase Price; and

b) all other documents or other instruments as may be reasonably requested by the Seller to evidence or effectuate the transaction contemplated herein.

7. Closing. The consummation of the acquisition of the Shares (the “Closing”) shall be held virtually (via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery), rather than in-person, on the date hereof, or by such other means and/or at such other place, time and date as Purchaser and Seller may agree. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced. The date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective at 11:59 p.m. Eastern Standard Time on the Closing Date for all purposes, except as may otherwise be expressly provided herein.

8. Survival; Indemnification

a) The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the last day of the one-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

b) From and after the Closing Date until the expiration of the Survival Period (or in the case of any tax related matter until the running of the applicable statute of limitations), the Corporation and the Seller will, severally and jointly, indemnify and hold harmless the Purchaser and its officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (i) any breach of representation or warranty made by Corporation or the Seller in this Agreement, and in any certificate delivered by the Corporation or the Seller pursuant to this Agreement, (ii) any breach by the Corporation or the Seller of any covenant, obligation or other agreement made by the Corporation or the Seller in this Agreement, (iii) a third-party claim based on any acts or omissions by the Corporation or the Seller and (iv) any debt, liability, obligation or claim arising from the Pharmacy or the ownership, use or operation of the Pharmacy on or prior to Closing, including, without limitation, any and all judgments, liens, trade debt, rent, lease payments and the like. No claim for indemnification may be brought under this Section unless all claims for indemnification, in the aggregate, total more than $50,000. In no event shall any such indemnification payments exceed the value of the Shares as of the Closing Date.

c) From and after the Closing Date until the expiration of the Survival Period (or in the case of any tax related matter until the running of the applicable statute of limitations), the Purchaser will indemnify and hold harmless the Corporation and the Seller and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities from and against any and all Damages arising out of any (i)  breach of any representation or warranty made by the Purchaser in this Agreement, and in any certificate delivered by the Purchaser pursuant to this Agreement, (ii) any breach by the Purchaser of any covenant, obligation or other agreement made by the Purchaser in this Agreement, (iii) a third-party claim based on any acts or omissions by the Purchaser, and (iv) any debt, liability, obligation or claim arising from the Pharmacy or the ownership, use or operation of the Pharmacy after the Closing, including, without limitation, any and all judgments, liens, trade debt, rent, lease payments and the like. No claim for indemnification may be brought under this Section unless all claims for indemnification, in the aggregate, total more than $50,000. In no event shall any such indemnification payments exceed the value of the Shares as of the Closing Date, except in connection with a breach by the Purchaser of its obligations to pay the purchase price in accordance with paragraph 1 of this Agreement.

d) If any action will be brought against any party in respect of which indemnity may be sought pursuant to this Agreement (the “Indemnified Party”), such Indemnified Party will promptly notify the party from whom indemnity is being sought (the “Indemnifying Party”) in writing, and the Indemnifying Party will have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Section for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s indemnification pursuant to this Section.

9. Change of Agreement. The parties agree that there are no representations or warranties except as herein provided and this Agreement contains all of the terms and conditions relating to the sale of the Shares herein, and the parties further agree that this Agreement cannot be orally changed, modified or discharged except by an agreement in writing signed by the party against whom enforcement of the change, modification or discharge is sought.

10.  Broker. Each party represents and warrants that neither has dealt with any broker in connection with this sale, and each shall indemnify and hold the other harmless of and from any cost, claim, expense, including attorney fees arising out of the breach of the representation in this paragraph.

11. Notice to Parties. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission by the transmitting equipment) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

As to Seller:	c/o	Jacobson, Goldberg & Kulb, LLP

585 Stewart Ave.-Ste. 500

Garden City, New York 11530

Telephone: 516-222-2330

Facsimile: 516-222-2339

As to Purchaser:	c/o	Optimus Healthcare Services, Inc.

1400 Old Country Road, Suite 306

Westbury, New York 11590

Attn: Cliff Saffron, CFO and General Counsel

Telephone: 516-806-4201

12. Miscellaneous:

a) Nothing herein contained shall be construed so as to require the commission of any act contrary to law. Wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

b) The parties hereto shall execute and deliver any and all instruments and documents and do any and all things which may be reasonably required at any time to effectuate the purposes of this Agreement.

c) This Agreement shall be governed exclusively by, construed under and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

d) This Agreement constitutes the complete agreement and understanding among the parties hereto with respect to the matters set forth herein and supersedes and terminates any and all prior existing agreements or understandings between or among any of the parties hereto, whether oral or written. No alteration, amendment or modification of any of the terms and provisions of this Agreement shall be valid unless made pursuant to an instrument in writing signed by each of the parties hereto or by the party to be charged. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

e) Whenever the sense of this Agreement requires, the use of the singular number shall include the plural, and the use of the masculine gender shall include the feminine and/or neuter genders. Whenever consents are required, they shall not be unreasonably withheld or delayed.

f) This Agreement may be executed in several counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

g) Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

(h) All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors, personal representatives and permitted assigns of the respective parties hereto.

(i) Captions and headings have been used in this Agreement only for convenience, and in no way define, limit, or describe the meaning of this Agreement or any part thereof.

(j) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

14. Tax Matters:

The parties understand that there may be corporate, sales and other tax returns due and taxes to be paid by the Corporation during the tax year that includes the date of sale. In that regard the parties agree that they will have their respective accountants consult with one another to assure that all tax returns are filed, all taxes paid and the taxes due allocated between them with the Seller responsible for any unpaid taxes due for the period prior to closing and the Purchaser responsible for any taxes due for the period after closing. The costs of completing any returns for the tax year in which the sale occurs shall be shared by Seller and Purchaser and apportioned based upon the period of time that Seller has owned during the current tax year. For example, if the closing occurs on June 30, 2021, and the tax year of the Corporation is a calendar year then Seller shall be responsible for paying one-half (1/2) of the cost of the accounting fees for the tax year 2021. The obligation of the parties hereunder shall survive closing.

15. Licensing Authorities. It is agreed by and among the Corporation, Purchaser and Seller that they shall cooperate in executing any documents required by the State Board of Pharmacy and the DEA to reflect the change in ownership and that the Purchaser will file all such forms, applications and/or notices as soon as reasonably practicable but in no event later than thirty (30) days after the Closing.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the date and year above first written.

“CORPORATION”

WORKER’S HEALTH RX INC.

By:
Name:	Marc Weiner
Title:

“SELLER”

Marc Weiner

“BUYER”

OPTIMUS HEALTHCARE SERVICES, INC.

By:
Name:	Dan Cohen
Title:	President